EXHIBIT 99.1

News Release

Contact:	Zvi Eiref
	Chief Financial Officer	FOR IMMEDIATE RELEASE
609 / 279-7666

CHURCH & DWIGHT CO., INC. ANNOUNCES

A 3-FOR-2 STOCK SPLIT AND A 12 1/2% DIVIDEND INCREASE

PRINCETON, NJ, AUGUST 6, 2004 — Church & Dwight Co., Inc. (NYSE:CHD), manufacturer of ARM & HAMMER® consumer and specialty products, today announced a 3-for-2 stock split.

The Company also announced a quarterly dividend of 6 cents per share on the split stock, equivalent to an annual dividend rate of 24 cents per share, which represents an annualized 12 1/2% increase over the dividend rate on the pre-split stock. This is the Company’s 414th regular quarterly dividend.

The shares resulting from the stock split and the increased dividend will be distributed on September 1, 2004 to stockholders of record at the close of business on August 16, 2004. Church & Dwight previously increased its dividend in July 2003, and last split its stock in July 1999. The Company has split its stock six times over the last 25 years.

Robert A. Davies, III, Church & Dwight’s Chairman, commented, “These actions by the Board reflect our continuing interest in increasing the dividend flow to stockholders consistent with the Company’s performance and outlook and, over the long term, improving liquidity in the stock.”

The Company noted that it will release its second quarter 2004 results on Tuesday, August 10. A conference call with the investment community is scheduled for 10:00 a.m. (ET). To listen, please visit the Investor Relations Section of the Company’s website at www.churchdwight.com or dial in at 1-800-299-0148, access code: Church & Dwight. A replay will be available two hours after the call.

The replay number is 1-888-286-8010, access code 74374464. In addition, the replay can be heard at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the Arm & Hammer brand name and other well-known trademarks.